Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BRT Realty Trust and Subsidiaries
Great Neck, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-190686, 333-128458, 333-118915, and 333-160569) and Form S-8 (Nos. 333-101681, 333-104461, 333-159903 and 333-182044) of BRT Realty Trust and subsidiaries of our report dated February 8, 2016 with respect to the statement of revenues and certain expenses of Retreat at Cinco Ranch for the year ended December 31, 2014, which appears in this Current Report on Form 8-K of BRT Realty Trust.

/s/ BDO USA, LLP

New York, New York

Date: February 8, 2016